Exhibit 99.1

Press Release

iStar Signs Definitive Agreement to Sell Net Lease Asset Portfolio for $3.07 Billion

Estimates Total Net Positive Impact of Approximately $525 Million to Net Income and Common Equity and $250 Million to Adjusted Common Equity

NEW YORK, February 2, 2022

iStar Inc. (NYSE: STAR) announced today that it has signed a definitive agreement to sell a portfolio of its owned and managed net lease assets for a gross purchase price of $3.07 billion. The portfolio consists of 18.3 million square feet of institutional quality office, entertainment, and industrial properties located throughout the country.

The portfolio is being acquired by an affiliate of Carlyle’s Global Credit platform. The transaction is expected to close in the first quarter of 2022, subject to customary closing conditions.

“The sale of our net lease portfolio is the culmination of a highly successful investment strategy for iStar and the result of the outstanding efforts of our net lease team, led by Barclay Jones and Catherine Tenney. We are pleased to sign an agreement that will recognize the value that we have built up over many years and that will enable the team to continue taking advantage of opportunities in the net lease space on behalf of Carlyle and its investors,” said Jay Sugarman, Chairman and Chief Executive Officer. “For us, this sale continues the execution of our announced corporate strategy of simplifying our portfolio and focusing on the ground lease business, which we view as the next evolutionary wave in commercial real estate.”

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@istar.com

The Company estimates that it will recognize total net positive impacts to both net income and common equity of approximately $525 million and to adjusted common equity1 of approximately $250 million. After repayment of all associated mortgage debt and full repayment of its secured term loan, the Company estimates that it will receive net cash proceeds of approximately $1.1 billion. These estimates are subject to increase or decrease based upon the final purchase price allocations, customary prorations and the exact closing date, and are net of estimated distributions to its venture partner, debt prepayment fees, closing costs, promote fees, and distributions under iStar’s long-term incentive plan, iPIP.

The Company expects to record approximately $40 million of net expenses in the fourth quarter of 2021 associated with the transaction, and approximately $565 million of net gains in the quarter in which the transaction is completed, currently expected to be in the first quarter of 2022.

Eastdil Secured served as exclusive financial advisor to iStar.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including with respect to the amount of the gain the company currently expects to report in its financial statements as a result of the transactions described herein. These forward-looking statements are not historical facts and are based on management's current estimates of the fair value of the assets that are the subject of the transaction described in this release, the final purchase price allocations, the final closing date and other matters not fully within the Company’s control. For financial reporting purposes, the fair values will be determined in part based upon third party valuations that have not yet been performed. We do not guarantee that the actual gain to be reported in the Company's financial statements and its effects on the Company’s results will be within the ranges contemplated in the forward-looking statements.

1 iStar uses adjusted common equity, a non-GAAP financial measure, as a supplemental measure to give management a view of equity allocable to common shareholders prior to the impact of certain non-cash GAAP measures. Management believes that adjusted common equity provides a useful measure for investors to consider in addition to total shareholders’ equity because the cumulative effect of depreciation and amortization expenses and CECL allowances calculated under GAAP may not necessarily reflect an actual reduction in the value of the Company’s assets. Adjusted common equity should be examined in conjunction with total shareholders’ equity as shown on the Company’s consolidated balance sheet. Adjusted common equity should not be considered an alternative to total shareholders’ equity (determined in accordance with GAAP), nor is adjusted common equity indicative of funds available for distribution to shareholders. It should be noted that our manner of calculating adjusted common equity may differ from the calculations of similarly-titled measures by other companies.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@istar.com

About iStar

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks

Senior Vice President

Investor Relations & Marketing

T 212.930.9400

E investors@istar.com

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@istar.com